EXHIBIT 99.1
American Commercial Lines Inc. Announces Pricing of $250 Million Senior Notes Offering
JEFFERSONVILLE, IN, Feb 10, 2011 (MARKETWIRE via COMTEX)—American Commercial Lines Inc. (the “Company”), announced today that its parent corporation, ACL I Corporation (“ACL Corp”), has priced its private placement offering (the “Offering”) of $250 million in aggregate principal amount of 10.625%/11.375% Senior PIK Toggle Notes due 2016 (the “Notes Offering”). The amount offered represents an increase of $25 million from the amount previously announced. Interest on the Senior PIK Toggle Notes (the “Notes”) will accrue at a rate of 10.625% with respect to interest paid in cash and a rate of 11.375% with respect to interest paid by issuing additional Notes. The Offering is expected to close on February 15, 2011, subject to the satisfaction or waiver of customary closing conditions.
The net proceeds of the Notes Offering are intended to be used to pay a special dividend to the Company’s stockholder to redeem equity advanced in connection with the acquisition of the Company by an affiliate of Platinum Equity, LLC and to pay certain costs and expenses related to the Notes Offering.
The Notes being offered by ACL Corp in the Notes Offering will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to the Notes Offering. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, the consummation of the Notes Offering on terms satisfactory to us or at all.
Contact:
Dawn R. Landry
Senior Vice President and General Counsel
(800) 842-5491
SOURCE: American Commercial Lines Inc.